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                                                        EXHIBIT 99.1

Corporate                                               Litton Industries, Inc.

                                                        21240 Burbank Blvd.
                                                        Woodland Hills, CA 91367

                                                        Tel 818 598-5907
                                                        Fax 818 598-3340
                                                        NYSE Symbol: LIT

                                                        NEWS
                                                        RELEASE


              LITTON INDUSTRIES, INC. MAKES SEPARATE PROPOSALS TO
        ACQUIRE NEWPORT NEWS SHIPBUILDING AND AVONDALE INDUSTRIES, INC.

   PROPOSAL TO NEWPORT NEWS SHIPBUILDING VALUED AT $35.61 PER SHARE IN LITTON
                             INDUSTRIES, INC. STOCK;

       PROPOSAL TO AVONDALE INDUSTRIES, INC. IS $38.00 PER SHARE IN CASH

WOODLAND HILLS, Calif. -- (May 6, 1999) -- Litton Industries, Inc. (NYSE: LIT) today announced that it has sent letters to the chairmen and chief executive officers of Newport News Shipbuilding (NYSE: NNS) and Avondale Industries, Inc. (NASDAQ: AVDL), proposing to acquire Newport News Shipbuilding in a stock-for-stock merger that would be valued at $35.61 per Newport News Shipbuilding share, based on May 6, 1999 closing price of $64.75 for Litton Industries, Inc.'s common stock, and Avondale Industries, Inc. for $38.00 per share in cash. The two transactions are valued at $2.4 billion in the aggregate, including assumption of debt. Neither offer is conditioned upon the acceptance of the other offer.

When combined with Litton Industries, Inc.'s Ingalls Shipbuilding operations, Newport News Shipbuilding and Avondale Industries, Inc. would create a worldwide leader in the shipbuilding industry and a full-service contractor with the ability to compete across the spectrum of the U.S. Navy's shipbuilding needs. The proposal would benefit employees, suppliers and customers through the formation of a dynamic, global competitor for commercial and government business. Market capitalization of the combined company would be approximately $6.5 billion ($4.3 billion in equity and $2.2 billion in debt). Based on latest twelve months results, the combined company would have revenues of approximately $7.4 billion, earnings before interest, taxes, depreciation and amortization (EBITDA) in excess of $800 million, and more than 58,000 employees.


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Litton Industries, Inc. is proposing to acquire Newport News Shipbuilding in a tax-free, stock-for-stock transaction in which each share of Newport News Shipbuilding common stock would be converted into .55 shares of Litton Industries, Inc. common stock. Based on the May 6, 1999 closing price of $64.75 per Litton Industries, Inc. share, the offer values Newport News Shipbuilding at $1.9 billion, including the assumption of approximately $600 million in debt. This represents a premium of 32% over the May 6, 1999 closing price for Newport News Shipbuilding common stock. The transaction will be accounted for as a pooling of interests.

Litton Industries, Inc.'s all-cash proposal to Avondale Industries, Inc. is valued at approximately $500 million in the aggregate. This represents a premium of 20% over May 6, 1999 closing price for Avondale Industries, Inc. common stock. The Avondale Industries, Inc. transaction, which would be effected through a merger, is not subject to any financing contingency. The combined transaction is expected to be accretive to earnings in the first year.

Michael R. Brown, chairman and chief executive officer of Litton Industries, Inc., said, "Our proposed transactions provide superior value to the stockholders of both Newport News Shipbuilding and Avondale Industries, Inc. When combined with our highly efficient Ingalls Shipbuilding business, this triumvirate would create a world-class leader in shipbuilding. We offer a significant premium, especially when compared with the market's valuation of the proposed merger between Avondale Industries, Inc. and Newport News Shipbuilding. The U.S. Navy and our other customers would benefit from the long term savings and innovative, cost-effective solutions; employees would form a powerful new team; and shareholders would benefit from a company that is more efficient and better positioned to compete.

"The proposal also fits perfectly with Litton Industries, Inc.'s corporate strategy of sustaining a strong balance sheet, maintaining diversified sources of revenue, and redeploying its substantial cash flow to accelerate growth in earnings and revenues," Mr. Brown continued. "We are, however, prepared to proceed with either Newport News Shipbuilding or Avondale Industries, Inc. independently if they so choose.

"We have had preliminary discussions with the Department of Defense about our proposals, and we are well aware of the considerations that led to the rejection of the proposed combination between General Dynamics and Newport News Shipbuilding," Mr. Brown said. "In that case, DOD was concerned with the potential concentration of R&D expenditures in one company and the impact of consolidation upon competition. Our approach enhances competition and ensures that the benefits of R&D are available to multiple competitors and companies that team with them.

"Upon completion of these transactions, the U.S. shipbuilding industry would continue to offer alternative suppliers to the Navy in both nuclear and non-nuclear categories. We believe that the DOD will find both offers to be in best interests of the nation, the shipbuilding industry and the local communities involved.


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"Litton Industries, Inc. has been a leading shipbuilder for more than 30 years, and we know that much of our success is rooted in our commitment to the communities in which we operate," Mr. Brown said. "We pride ourselves on being good corporate citizens and responsible community members, and we intend to continue that tradition with the Newport News Shipbuilding and Avondale Industries, Inc. families."

Litton Industries, Inc. is being advised by Merrill Lynch & Co., Inc. and the company's legal counsel is Wachtell, Lipton, Rosen and Katz.

Following is the full text of letters from Michael R. Brown that were delivered to Mr. William P. Fricks, chairman and chief executive officer of Newport News Shipbuilding, and Mr. Albert Bossier, chairman and chief executive officer of Avondale Industries, Inc.

     May 5, 1999

     Mr. William P. Fricks
     Chairman and Chief Executive Officer
     NEWPORT NEWS SHIPBUILDING
     4101 Washington Avenue
     Newport News, VA 23607

     Dear Bill:

     With the approval of the Litton Industries, Inc. Board of Directors, I am writing on behalf of Litton Industries, Inc. to offer you an exceptional opportunity to create value for your shareholders, employees and customers.

     Given the changes that have occurred in the competitive environment of the shipbuilding industry over the past decade, it has become apparent to us that a combination of Litton Industries, Inc.'s Ingalls Shipbuilding business with that of Newport News Shipbuilding would make a great deal of sense. Indeed, we have from time to time discussed with you the possibility of a combination of Newport News Shipbuilding and Ingalls Shipbuilding and have generally agreed that the combination would create significant value.

     Therefore, I am pleased to propose a tax-free, stock-for-stock merger of Newport News Shipbuilding and Litton Industries, Inc., to be accounted for as a pooling of interests, in which each Newport News Shipbuilding common share would be converted into 0.55 Litton Industries, Inc. shares. This would provide a value of $35.50 for each Newport News Shipbuilding share, based on yesterday's Litton Industries, Inc. share price, representing a 32% premium to Newport News Shipbuilding's closing share price as of today.


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The transaction we propose would create a world-class leader in shipbuilding and would provide Newport News Shipbuilding shareholders an opportunity to participate in that leadership at a substantial premium and on a tax-free basis. The U.S. Navy and our other customers would benefit from this combination and your employees would join a powerful new team. Our Ingalls Shipbuilding business has many strengths in the construction of complex warships, commercial vessels and ship repair, maintenance and overhaul.

We further believe that an expanded Ingalls Shipbuilding/Avondale Industries, Inc./Newport News Shipbuilding combination would represent the most logical response to the challenging environment we are all facing now and will likely face for the foreseeable future. This combination would create a strong, full-service U.S. shipbuilder with the scale and scope to compete for all shipbuilding programs. It also would create efficiencies and synergies that will benefit all of our constituencies. Accordingly, Litton Industries, Inc. today has independently proposed to combine with Avondale Industries, Inc. in an all-cash transaction. Neither our proposal to you nor our proposal to Avondale Industries, Inc. is conditioned upon the acceptance of our proposal to the other. For your convenience, a copy of our proposal to Avondale Industries, Inc. is enclosed.

The key to any successful business combination is the people involved and the successful integration of their skills. We have an excellent relationship with Ingalls Shipbuilding's employees, and are confident that we would be able to gain the long-term support of Newport News Shipbuilding's employees. Litton Industries, Inc. has been a leading shipbuilder for more than 30 years, and we know that much of our success is rooted in our commitment to the communities in which we operate. We've worked hard to be good corporate citizens and responsible community members, and we're committed to continuing that tradition with the Newport News Shipbuilding and Avondale Industries, Inc. families.

I also have great respect for Newport News Shipbuilding's management team, having worked closely with them in the past. I contemplate that Newport News Shipbuilding's team would remain largely intact in the transaction and that Newport News Shipbuilding personnel would be well represented in the senior management ranks of the combined shipbuilding businesses. I have given a similar indication concerning management participation to Avondale Industries, Inc., should Avondale Industries, Inc. accept our offer.

Bill, I recognize that your contributions to Newport News Shipbuilding have been an essential factor in its success. I believe it is important to the success of the combined enterprise that following the transaction you will agree to become a senior officer of Litton Industries, Inc.


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                                      -5-


Given the compelling logic of what we are proposing and the clear superiority of our offers to the proposed merger between Newport News Shipbuilding and Avondale Industries, Inc., we would like to meet with you and your advisors as soon as possible to finalize a definitive agreement (comparable to your existing agreement with Avondale Industries, Inc.) between our companies while conducting due diligence. We are advised by our legal advisors that there are no significant antitrust or other issues associated with a combination of our companies.

Sincerely,

/s/
MICHAEL R. BROWN

cc:     Board of Directors
        Newport News Shipbuilding


May 5, 1999


Mr. Albert Bossier
Chairman, Chief Executive Officer & President
AVONDALE INDUSTRIES, INC.
5100 River Road
Avondale, LA 70094

Dear Al:

Over the years, Litton Industries, Inc. and Avondale Industries, Inc. have worked together closely and cordially on a number of projects and, as recently as last November and December, have discussed the advantages of combining our two companies. It has always been our mutual conclusion that a strategic relationship would provide exceptional value to our companies, customers and employees and should be pursued. We were disappointed that intervening events have prevented an opportunity to pursue those discussions. However, the logic of a combination has remained and, after intensive review and evaluation of publicly available information, we have concluded that the strategic and financial advantages of combining our two companies are too compelling to ignore.

Accordingly, with the approval of our Board of Directors, we are pleased to propose that Litton Industries, Inc. acquire Avondale Industries, Inc. in an all-cash transaction of $38.00 per common share. This price represents exceptionally attractive value for your shareholders--specifically, an all-cash offer at an additional premium of 18% over your closing price of today.
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                                      -6-


In addition to providing substantially greater value to your shareholders than the proposed Newport News Shipbuilding transaction, our proposal represents a particularly attractive opportunity to build a combined enterprise uniquely positioned for continued leadership in the shipbuilding industry. The U.S. Navy and our other customers would benefit from this combination and your employees would join a powerful new team. Our Ingalls Shipbuilding business has many strengths in the construction of complex warships, commercial vessels and ship repair, maintenance and overhaul. Avondale Industries, Inc. has complementary strengths in these areas, plus recent commercial shipbuilding experience. Supported by Litton Industries, Inc.'s financial resources and advanced technology, the combined entity will be a formidable competitor, well positioned to achieve considerable cost savings, to compete aggressively and effectively and to provide superior service to our customers. We believe that the combined company would be better suited than the Avondale Industries, Inc./Newport News Shipbuilding combination to compete and to thrive in the challenging environment in which we are operating now and will likely face for the foreseeable future.

In addition, while our proposal to you is not conditioned on entering a transaction with Newport News Shipbuilding, we believe that the Avondale Industries, Inc./Litton Industries, Inc. combination would be further strengthened and would offer even more powerful advantages if the shipbuilding business of Litton Industries, Inc., Avondale Industries, Inc. and Newport News Shipbuilding were combined. This combination would create a strong, full-service U.S. shipbuilder with the scale and scope to compete for all shipbuilding programs. It also would create efficiencies and synergies that will benefit all of our constituencies. Therefore, we are also today independently proposing to merge with Newport News Shipbuilding in a stock-for-transaction. I enclose a copy of our proposal to Newport News Shipbuilding delivered today.

The key to any successful business combination is the people involved and the successful integration of their skills. We have an excellent relationship with Ingalls Shipbuilding's employees, and are confident that we would be able to gain the long-term support of Avondale Industries, Inc.'s employees. Litton Industries, Inc. has been a leading shipbuilder for more than 30 years, and we know that much of our success is rooted in our commitment to the communities in which we operate. We've worked hard to be good corporate citizens and responsible community members, and we're committed to continuing that tradition with the Avondale Industries, Inc. and Newport News Shipbuilding families.

I also have great respect for Avondale Industries, Inc.'s management team, having worked closely with them in the past. I contemplate that Avondale Industries, Inc.'s team would remain largely intact in the transaction and that Avondale Industries, Inc. personnel would be well represented in the senior management ranks of the combined shipbuilding businesses. I have given a similar indication concerning management participation to Newport News Shipbuilding, should Newport News Shipbuilding accept our offer.

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                                      -7-


Al, I recognize that your efforts have been critical to Avondale Industries, Inc.'s success. I believe it is important to the success of the combined enterprise that following the transaction you will agree to continue as the chief executive of Avondale Industries, Inc. as well as to become a senior officer of Litton Industries, Inc.

Given the compelling logic of what we are proposing and the clear superiority of our offers to the proposed merger between Newport news Shipbuilding and Avondale Industries, Inc., we would like to meet with you and your advisors as soon as possible to negotiate and finalize a definitive agreement between our companies while conducting confirmatory due diligence. In this regard, we are ready to enter into a merger agreement substantially comparable to the Newport News Shipbuilding agreement. Our proposal is not subject to any financing contingencies, and we are advised by our legal advisors that there are no significant antitrust or other issues associated with a combination of our companies.

Sincerely,



/s/
Michael R. Brown

cc:  Board of Directors
     Avondale Industries, Inc.

Litton is a leader in worldwide technology markets for advanced electronic, defense and information systems, and is a major designer and builder of surface combatant ships for the U.S. Navy and allied nations.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management's current assumptions and estimates of future performance and economic conditions, and are subject to risks and uncertainties that could, and may well, cause actual results to differ materially. Important factors that could cause results to differ from those indicated by the forward-looking statements include but are not limited to, changes in the defense budgets, effects of industry consolidation, successful development of technologies, and orders actually issued by the government against IDIQ (indefinite delivery, indefinite quantity) contracts in information technology markets different from those projected. The company does not undertake any obligation to publicly release any revisions to forward-looking statements to reflect changes in risk factors, events, circumstances or changes in management's expectations after the date of this document.

FOR INVESTORS, CONTACT:                    FOR MEDIA, CONTACT:
J. Spencer Davis of Litton                 Randy Belote of Litton
(818) 598-5495                             (703) 413-1521


                          Ian Campbell/Andrew Brimmer
                           Abernathy MacGregor Frank
                                 (212) 371-5999